October 25, 2005


Donald G. Allison, Secretary and Treasurer
The Bramwell Funds, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151

Dear Don:

This letter will confirm our binding commitment to you that Bramwell Capital Management, Inc., the investment adviser to the Bramwell Focus Fund (the "Fund"), has agreed to subsidize the Fund such that the total expenses of the Fund (excluding interest, taxes, brokerage and extraordinary expenses) do not exceed an annual rate of 1.75% of the Funds' average net assets for the 2006 calendar year.



                        Sincerely,

                        BRAMWELL CAPITAL MANAGEMENT, INC.


                          By: /s/ Elizabeth R. Bramwell
                        -----------------------------------
                              Elizabeth R. Bramwell
                             President



If this letter accurately represents our agreement, please indicate by signing below.

                  THE BRAMWELL FUNDS, INC


Accepted By:   /s/ Donald G. Allison
               ----------------------------------
               Donald G. Allison
               Secretary, Treasurer and CCO